Exhibit 10.13

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] - INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

HORTONWORKS/MICROSOFT

HDP FOR MICROSOFT PLATFORMS AGREEMENT

This HDP for Microsoft Platforms Agreement (“Agreement”) is entered into between Hortonworks, Inc., a Delaware corporation with offices located at 455 W. Maude Avenue, Suite 200, Sunnyvale, California 94085 (“Hortonworks”) and Microsoft Corporation, a Washington corporation with offices at One Microsoft Way, Redmond, WA 98052 (“Microsoft”) as of July 3, 2012 (“Effective Date”).

Background

Apache Hadoop is an open-source Apache Software Foundation (“ASF”) project that provides a framework for the distributed processing of large data sets across clusters of computers. Hortonworks is a leading contributor to the Apache Hadoop project. To make it easier to integrate Apache Hadoop with existing data architectures, Hortonworks assembled HDP (as defined below).

The parties desire to work together to create a version of HDP that runs on Microsoft’s Windows Server and Windows Azure platforms, all1 pursuant to the terms and conditions set forth in this Agreement.

This background is included to aid comprehension and is not intended to, and shall not, create any legally binding obligation upon either party.

For good and valuable consideration, the adequacy of which the parties hereby acknowledge, the parties agree as follows:

Agreement

1.	PRIOR AGREEMENT. The parties agree that this Agreement supersedes in its entirety the Consulting and Marketing Agreement entered into between Hortonworks and Microsoft with an effective date of October 6, 2011 (the “Prior Agreement”) and that, as a result, the Prior Agreement is terminated as of the Effective Date and no additional payments other than for services performed prior to the termination of the Prior Agreement, other than US $250,000 for services performed from April 1, 2012 through June 30, 2012 if such payment has not been made prior to the Effective Date.

2.	DEFINITIONS. The parties agree that the following capitalized terms will have the following meanings where used in this Agreement. Terms defined elsewhere in this Agreement will have the assigned meaning where used in this Agreement.

2.1	“Affiliate” means a legal entity that Controls, is Controlled by or is under common Control with a party, where “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of more than fifty percent (50%) of its voting or equity securities, contract, voting trust or otherwise; the term “Controlled” shall be interpreted accordingly.

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2.2	“Courseware” means the training materials made available by Hortonworks to students in Hortonworks training classes, including all updates to such training materials that are made during the Term of this Agreement.

2.3	“Development Plan” means a mutually agreed, written plan and schedule that, for a given version of HDP for Windows Server and/or HDP for Windows Azure, (a) identifies the features and functionality to be included in such version, (b) outlines each party’s obligations (including deliverables and milestones) for the development of such version, and (c) complies with Exhibit C.

2.4	“Excluded License” means any software license requiring, as a condition of use, modification and/or distribution that the software or other software combined and/or distributed with it be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

2.5	“General Schedule” means the schedule set forth in Exhibit B for completing the tasks outlined in Exhibit B.

2.6	“HDP” means a software package that (a) is known as of the Effective Date as Hortonworks Data Platform, Powered by Apache Hadoop, (b) includes (and only includes) a combination of Apache Hadoop and other open source software commonly used with Apache Hadoop and licensed under the Apache 2.0 license (i.e., as hosted on the ASF website as of the Effective Date), (c) is licensed under the Apache 2.0 license, and (d) runs on the Linux operating system.

2.7	“HDP for Microsoft Platforms” means HDP for Windows Server and HDP for Windows Azure.

2.8	“HDP for Windows Server” means a version of HDP that (a) includes (and only includes) (i) Apache Hadoop and other open source software commonly used with Hadoop and licensed under the Apache 2.0 license together with (ii) software designed to enable the software described in the preceding subsection (i) to install and/or run on Windows Server, (b) is licensed under the Apache 2.0 license (or its successor, where mutually agreed) and (c) runs on Windows Server.

2.9	“HDP for Windows Azure” means a version of HDP that (a) includes (and only includes) (i) Apache Hadoop and other open source software commonly used with Hadoop and licensed under the Apache 2.0 license together with (ii) software designed to enable the software described in the preceding subsection (i) to install and/or run on Windows Azure, (b) is licensed under the Apache 2.0 license (or its successor, where mutually agreed) and (c) runs on Windows Azure.

2.10	“Hortonworks’s Marks” mean those trademarks, service marks, logos or other slogans of Hortonworks identified in Exhibit E.

2.11	“Initial Development Plan” means a Development Plan for the first release of HDP for Windows Server and HDP for Windows Azure to be made generally available to the public.

2.12	“Intellectual Property” or “IP” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including copyrights, trade secrets, trademarks and servicemarks, patents, inventions, designs, logos and trade dress, “moral rights,” mask works, publicity rights, and privacy rights; and any application or right to apply for any of the foregoing rights, and all renewals, extensions and restorations.

2.13	“Major Release” means a new version of a software offering made generally available to the public where the version number of such software offering reflects an increase from the previous version number in the digit to the left of the first decimal point (for example from 1.xx to 2.xx).

Hortonworks & Microsoft Confidential

2.14	“Microsoft’s Marks” mean those trademarks, service marks, logos or other slogans of Microsoft identified in Exhibit E.

2.15	“QFE” means code that fixes an Error in a product and is also known as a hotfix or patch.

2.16	“Windows Server” means the Microsoft server operating system offering known as Windows Server.

2.17	“Windows Azure” means Microsoft cloud platform offering known as Windows Azure.

2.18	“Term” has the meaning set forth in Section 16.1.

2.19	“Tier 1 Support”, “Tier 2 Support” and “Tier 3 Support” will have the meaning set forth in Exhibit D.

3.	GOVERNANCE & RESOURCING

3.1	Relationship Management. The parties agree to use the governance process described in Section 1 of Exhibit A for managing their relationship under this Agreement and the Formal Escalation process described in Section 2 of Exhibit A for escalation of issues that may arise during the implementation of this Agreement.

3.2	Staffing Plan. On or before July 20, 2012, Hortonworks will provide to Microsoft a mutually agreeable plan for qualifying, hiring and assigning Hortonworks personnel to perform Hortonworks’s obligations under this Agreement (“Staffing Plan”). The Staffing Plan will identify at least five (5) named developers (including a description of their qualifications) to perform Hortonworks’s responsibilities under Section 4 below and describe a comprehensive plan to qualify, staff and hire the minimum fifteen (15) technical resources referenced in Section 4 below, plus a minimum fifteen (15) additional resources to perform all of Hortonworks’s other obligations under this Agreement, by the first anniversary of the Effective Date.

4.	HDP FOR MICROSOFT PLATFORM/DEVELOPMENT

4.1	Initial Development Plan. Each party agrees to develop with the other party and mutually agree upon the Initial Development Plan by the deadline specified in the General Schedule, and to fulfill the tasks assigned to that party in the Initial Development Plan, by the dates specified in the Initial Development Plan. Following its initial completion, changes may be made to the Initial Development Plan during the Term by written agreement of the parties.

4.2	Subsequent Development Plans. Each party agrees to develop with the other party and mutually agree upon a Development Plan for each Major Release of HDP for Microsoft Platforms to be created during the Term and any other versions on which the parties mutually agree. Each such Development Plan will be completed and agreed upon on a timely basis consistent with the parties’ agreement to use commercially reasonable efforts to have, at a minimum (unless the parties otherwise agree), a new release of HDP for Windows Server and HDP for Windows Azure generally available at the same time as, or earlier than, new releases of HDP running on the Linux operating system become generally available. Each party agrees to use commercially reasonable efforts to fulfill the tasks assigned to that party in each such Development Plan, by the dates specified in the Development Plan. Following completion of each such Development Plan, changes may be made to the Development Plan during the Term by written agreement of the parties.

4.3	Submission and Commitment of HDP for Microsoft Platforms to ASF. Unless the parties otherwise agree, all code included in any generally available release of HDP for Windows Azure or HDP for Windows Server will be either (a) committed to the relevant ASF project by a “Committer” (as defined on the ASF website) or (b) incorporated into the approved codebase of the relevant ASF project and hosted by the ASF, or (c) incorporated into a mutually agreed package or component and licensed under the Apache 2.0 license.

Hortonworks & Microsoft Confidential

4.4	Feature/Functionality Baseline. The parties agree that each version of HDP for Microsoft Platforms, when made generally available to the public, will have at a minimum the same features and functionality as the then-most current version of HDP running on the Linux operating system, in addition to such other features and functionality as are identified in the Development Plan for such version.

4.5	Dedicated Developers.

(a)	General. Each party agrees to dedicate, on a full-time basis, at least fifteen (15) technical resources to implement that party’s obligations under the Development Plans and otherwise maintain HDP for HDP for Microsoft Platforms pursuant to the terms of this Agreement (the “Dedicated Development Staff’). Both parties agree that the Dedicated Development Staff will be comprised of the following ratio of skillsets (with the following numbers application to a Dedicated Development Staff of 20): ten (10) developers; seven (7) testers/OA three (3) program managers (or such other number on which the parties agree in writing) to implement that party’s obligations under the Development Plans and otherwise maintain HDP for Microsoft Platforms pursuant to the terms of this Agreement. Each party will work in good faith to identify its Dedicated Development Staff to the other party as soon as reasonably possible but no later than ninety (90) days after the Effective Date. From time to time during the Term, either party may make substitutions in its Dedicated Development Staff, but each party will seek to minimize changes in its group of Dedicated Development Staff.

(b)	Co-Location at Hortonworks Premises. Microsoft and Hortonworks agree that, during the Term, Hortonworks will host up to fifteen (15) (with the precise number up to 15 to be determined by Microsoft throughout the Term) of the Microsoft Dedicated Development Staff on Hortonworks’s premises so that the parties are able to work more closely in implementing the Development Plans and otherwise implementing this Agreement. Hortonworks agrees to provide the Microsoft Dedicated Development Staff with such access to its premises as is reasonably necessary to enable this co-location, and will provide the Microsoft Dedicated Development Staff with reasonable office space, internet connectivity, and telephone access. If, as a part of Hortonworks standard policies and procedures regarding non-employees working onsite, Hortonworks requires the Microsoft Dedicated Development Staff to execute any standard access agreement prior to gaining access to Hortonworks’s premises (“Standard Hortonworks Access Agreement”), Hortonworks will provide Microsoft with a copy of such Standard Hortonworks Access Agreement in advance of any on-site visit. If there is any conflict between any Standard Hortonworks Access Agreement and this Agreement, the terms and conditions of this Agreement will control.

(c)	Code Access. Both Parties will have access to a shared development environment, with a shadow copy of that environment, that will include all work-in-progress associated with this Agreement during the Term and for a period of thirty (30) days after the Term.

4.6	Installation of HDP for Windows Server with Other Microsoft Products. If requested by Microsoft, the parties will work together to create and enable a seamless way for Microsoft products to locate and install HDP for Windows Server from a mutually agreed upon distribution location.

4.7

Microsoft Hadoop Test Lab. Microsoft will establish a test lab on Microsoft premises in Redmond, Washington for testing HDP for Microsoft Platforms and the integration of HDP for Microsoft Platforms with other Microsoft products. If the parties agree to have Hortonworks developers assist at any time during the Term in such test lab, then, subject to Microsoft’s policies, Microsoft agrees to provide such Hortonworks Dedicated Development Staff with such access to its premises as is reasonably necessary to enable Hortonworks to provide this assistance and will provide the

Hortonworks & Microsoft Confidential

Hortonworks developers with reasonable office space, internet connectivity, and telephone access. If, as a part of Microsoft’s standard policies and procedures regarding non-employees working onsite, Microsoft requires the Hortonworks developers to execute any standard access agreement prior to gaining access to the test lab (“Standard Microsoft Access Agreement”), Microsoft will provide Hortonworks with a copy of such Standard Microsoft Access Agreement in advance of any on-site visit. If there is any conflict between any Standard Microsoft Access Agreement and this Agreement, the terms and conditions of this Agreement will control.

5.	APACHE HADOOP COMMITTER STATUS. Hortonworks agrees to provide guidance and assistance to Microsoft to enable Microsoft developers, including Microsoft Dedicated Development Staff, to become effective “Contributors” for ASF projects that are integral to HDP for Microsoft Platforms with the goal of attaining “Committer” status (as those terms are defined on the ASF website). In connection with the foregoing, Hortonworks and Microsoft will work together to jointly develop a written plan (the “ASF Committer Plan”) by the deadline specified in the General Schedule. The ASF Committer Plan will identify the activities designed to help Microsoft developers to become effective Contributors with the goal of attaining Committer status, including the following: mentoring on the ASF processes and how to be an effective Contributor; stewardship of mutually agreed to code submissions; monitoring of the code submission approval process, and when appropriate assistance in expediting the approval process. Each of Hortonworks and Microsoft agrees to undertake the activities attributed to them, respectively, in the mutually agreed upon ASF Committer Plan by the dates specified in such ASF Committer Plan. The ASF Committer Plan will also include certain development activities relevant to the Development Plans for HDP for Microsoft Platforms.

6.	DISTRIBUTION, SUPPORT & SERVICING

6.1	Distribution. The parties acknowledge and agree that each will have a right to distribute HDP for Microsoft Platforms, including patches, QFEs and other updates that occur between releases. Further, the parties may mutually agree on a distribution location(s) for HDP for Windows Server, where HDP for Windows Server will be hosted by Microsoft, Hortonworks or a third party. Microsoft and Hortonworks agree, prior to distributing any version of HDP for Microsoft Platforms, to mutually agree on and implement source code scanning procedures for identifying (a) third party content and compliance with applicable third party licenses, and (b) appropriate remediation steps in the event any non-compliance with third party licenses is identified.

6.2	Tier 1 Support. As between Microsoft and Hortonworks, Microsoft will be responsible to customers for all Tier 1 Support for the HDP for Microsoft Platforms. Microsoft may in its sole discretion determine how to structure its support relationship with its customers.

6.3	Tier 2 and Tier 3 Support. Hortonworks will provide Tier 2 and Tier 3 Support to Microsoft for the HDP for Microsoft Platforms, and will train Microsoft on Tier 2 support such that, once Microsoft is adequately trained, Hortonworks will migrate to providing Tier 3 Support only. The transition of Tier 2 Support from Hortonworks to Microsoft will take place after the parties determine that Hortonworks has provided sufficient training to Microsoft to enable Microsoft to assume this role with a reasonably similar degree of competency as Hortonworks, but no later than twelve months after general availability of HDP on Windows Server.

Hortonworks & Microsoft Confidential

6.4	Support and Servicing Plan. In connection with the parties’ support obligations under this Section 6, each party agrees to develop with the other party and mutually agree upon a written plan outlining each party’s support and servicing obligations and service level commitments with respect to the support of HDP for Microsoft Platforms (the “Support and Servicing Plan”). The Support and Servicing Plan will be developed by the date specified in the General Schedule, and may be modified during the Term by mutual written agreement of the parties. Each party agrees to undertake the activities attributed to that party in the Support and Servicing Plan. The Support and Servicing Plan will include, among other things, the following:

(a)	the Support and Servicing Plan will require Hortonworks to provide, and Hortonworks agrees to provide, 7 x 24 hour support to Microsoft for HDP for Microsoft Platforms and to comply with the support services levels set forth in Exhibit D;

(b)	the Support and Servicing Plan will include a training plan to effectuate the transition of Tier 2 Support from Hortonworks to Microsoft contemplated by Section 6.3 above, including access to Hortonworks production and developer support by up to ten (10) Microsoft support personnel;

(c)	the Support and Servicing Plan will describe how (i) Hortonworks will provide Tier 2 Support (until it is transitioned to Microsoft) and Tier 3 Support to Microsoft for each HDP for Microsoft Platforms release, in a manner that allows Microsoft to satisfy its standard support commitment for Microsoft product offerings (currently five (5) years of standard and five (5) years of extended customer support), and (ii) support incidents will be tracked and handed off to the appropriate support personnel; and

(d)	the Support and Servicing Plan will address how the parties will coordinate and cooperate on developing patches, QFEs, and similar updates that occur between releases, and will include the processes for creating the update, distributing the update to customers, and contributing the code updates to the relevant ASF projects.

7.	TRAINING

7.1	Training. Hortonworks will deliver, at mutually agreed upon times and at no cost to Microsoft, ten (10) training classes on Microsoft premises that include training on developing with Apache Hadoop and on Apache Hadoop administration. Each such training session will be for up to thirty (30) students to be selected by Microsoft.

7.2	Rights to use Courseware. Subject to the terms as set forth in Section 11(b), Hortonworks grants to Microsoft the rights to reproduce Courseware during the Term solely for internal use by Microsoft and solely for training conducted at Microsoft facilities for Microsoft employees and contractors. Microsoft is liable for all acts and omissions of its employees and contractors related to the Courseware. Microsoft may modify the Courseware for its internal purposes. Upon termination of the Agreement, Microsoft agrees to cease reproducing the Courseware including reproducing any Microsoft materials that may have included modifications to the Courseware. During the Term Microsoft agrees not to sell, market or deliver Microsoft-branded training materials that compete with the Courseware.

7.3	Microsoft Learning. The parties will discuss incorporating Hortonworks’s training content into Microsoft’s training and certification programs, i.e., Microsoft Learning.

7.4	Use of Windows Azure for Evaluation of HDP for Microsoft Platforms. The parties agree to use Windows Azure as the primary platform for giving prospective customers an opportunity to evaluate HDP for Microsoft Platforms, pursuant to mutually agreed terms.

8.	MARKETING. Microsoft and Hortonworks will develop a joint, written go-to-market plan (“GTM Plan”) for the first generally available release of HDP for Windows Server and HDP for Windows Azure and thereafter will create a new GTM Plan for each Microsoft fiscal year. Each party agrees to undertake the activities attributed to that party in each GTM Plan. The first GTM Plan will be developed and agreed upon by the date set forth in the General Schedule. Each GTM Plan will include, at a minimum, the following elements (unless otherwise agreed by the parties in writing):

(a)	System integrator and ISV engagement including boutique system integrators, with product disclosure process/guidelines;

Hortonworks & Microsoft Confidential

(b)	Technical and sales training and readiness (both internal and external), including an agreed-upon amount of training on Microsoft premises;

(c)	Sandbox/Customer Evaluation Mechanism with particular focus on Windows Azure;

(d)	Early customer engagements and demand/lead generation;

(e)	Customer references and case studies;

(f)	Analyst relations and public relations (AR/PR);

(g)	Microsoft and industry events;

(h)	Digital marketing and communities; and

(i)	Annual sponsorship to Hortonworks- and Microsoft-sponsored user conferences (in the case of Microsoft, SQL PASS) at an equivalent sponsorship level.

9.	PUBLICITY. At a mutually agreed time, the parties will each issue a mutually agreed upon press release and/or blog statements, that will include an endorsement of HDP for Microsoft Platforms. Except for such press release and/or blog statements, neither party will make any public announcement or public statement regarding this Agreement or the parties’ activities under this Agreement without the prior written consent of the other party.

10.	INTELLECTUAL PROPERTY

10.1	License. Each party hereby agrees that all code developed during the Term by that party for incorporation in HDP for Microsoft Platforms, including all work-in-progress, is hereby licensed to the other party under the Apache 2.0 license.

10.2	No Transfer of Ownership. Nothing in this Agreement will transfer ownership in any Intellectual Property from one party to the other.

10.3	Feedback. If either party, at any time during the Term, provides the other party with comments, suggestions or other feedback regarding the other party’s Confidential Information, products or services (“Feedback”), such party will be deemed to have granted the other party a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide license under such party’s Intellectual Property in the Feedback to use, disclose, modify, reproduce, license, distribute, commercialize and otherwise freely exploit without restriction of any kind all such Feedback as the other party sees fit. Feedback will not create any confidentiality obligation unless the parties specifically agree otherwise in writing after the Effective Date of this Agreement. The other party is under no obligation to implement any Feedback it may receive from such party.

10.4	Trademark License Rights/Use of Marks.

(a)	License to Microsoft Marks. Subject to Sections 10.4(c)-(f) below, Microsoft hereby grants Hortonworks the non-exclusive, royalty free, personal, revocable, non-transferable right to use the Microsoft Marks during the Term, throughout the world, in agreed promotional and marketing materials relating to HDP for Microsoft Platforms, provided such uses are in accordance with Exhibit F. All uses of Microsoft’s Marks in proximity to the trade name, trademark, service name or service mark of any other person shall be consistent with the standards furnished by Microsoft from time to time.

(b)	License to Hortonworks Marks. Subject to Section 10.4(c)-(f) below, Hortonworks hereby grants Microsoft the non-exclusive, royalty free, personal, revocable, non-transferable right

Hortonworks & Microsoft Confidential

to use the Hortonworks Marks during the Term, throughout the world, in agreed promotional and marketing materials relating to HDP for Microsoft Platforms, provided such uses are in accordance with Exhibit G. All uses of Hortonworks’s Marks in proximity to the trade name, trademark, service name or service mark of any other person shall be consistent with the standards furnished by Hortonworks from time to time.

(c)	Other Marks of the Parties. Except as set forth in Section 10.4(a) above with respect to Hortonworks’s use of Microsoft’s Marks and in Section 10.4(b) above with respect to Microsoft’s use of Hortonworks’s Marks, neither party nor its Affiliates may use any Marks of the other party or its Affiliates in advertisements or other marketing materials for or in connection with any products or services without obtaining the other party’s (or its applicable Affiliate’s) prior written approval (such approval not to be unreasonably withheld or delayed).

(d)	Review of Samples. Prior to the first use by a party of the other party’s Marks in the manner permitted herein, the party using such Marks shall submit a sample of such proposed use to the other party for its prior written approval. In addition, if there are modifications to a given use of a party’s Marks after such approval is given (i.e., a change in use from what was previously approved), such modifications will be submitted by the party carrying out such modification to the owner of such Marks for approval prior to the modified use.

(e)	Goodwill. All uses by one party of the other party’s Marks shall inure to the benefit of the party owning such Mark.

(f)	Additional Protections for Marks. Neither party shall use, register, or attempt to register, in any country, any name or trademark identical or confusingly similar to the other party’s Marks. The owner party shall have the sole right to and in its sole discretion may control any action concerning its Marks. During the Term, neither party shall do or suffer to be done any act or thing which will in any way harm, misuse, bring into disrepute or adversely affect the other party’s company name or Marks or the rights of the other party therein, nor knowingly use the other party’s Mark in any manner likely to cause harm to the goodwill attached thereto. Without limiting the generality of the foregoing, neither party will amend or modify the other party’s Marks in any way (including but not limited to the addition of any words or symbols). Further, neither party will create a combination mark consisting of one or more Marks of the other party.

10.5	Ownership/Reservation of Rights. Except as set forth in this Section 10, nothing in this Agreement grants either party any right, title or interest in or to any technology or intellectual property of the other party or its Affiliates. Each party reserves all rights not expressly granted in this Agreement. No additional rights (including any implied licenses, covenants, releases or other rights) are granted by implication, estoppel or otherwise.

11.	CONSIDERATION

11.1	General. During the Term, Hortonworks will submit to Microsoft an invoice for each of the following amounts on its corresponding date, and Microsoft will pay each amount in accordance with this Section 11:

DATE	PAYMENT AMOUNT
July 31, 2012	$2,250,000
September 30, 2012	$2,250,000
December 31, 2012	$2,250,000
March 31, 2013	$2,250,000
June 30, 2013	$2,250,000

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DATE	PAYMENT AMOUNT
September 30, 2013	$2,250,000
December 31, 2013	$2,250,000
March 31, 2014	$2,250,000
June 30, 2014	$2,250,000
September 30, 2014	$2,250,000
December 31, 2014	$2,250,000
March 31, 2015	$2,250,000
TOTAL (US Dollars)	$27,000,000

Notwithstanding the above, if Microsoft believes that Hortonworks has not performed its obligations set forth in this Agreement (including, without limitation, any obligations set forth in the Staffing Plan, the ASF Committer Plan, a Development Plan, a Support and Servicing Plan, or the GTM Plan), Microsoft may withhold payment from Hortonworks. If Microsoft withholds all or any portion of a payment to Hortonworks, the parties will immediately commence the formal resolution process set forth in Section 2 of Exhibit A. If the parties fail to resolve their dispute in accordance with such process (which may be modified or extended by mutual agreement), then either party may terminate this Agreement immediately upon written notice to the other party.

11.2	Costs and Expenses. Each party will bear its own costs and expenses in performing its obligations under this Agreement. Costs and expenses include, but are not limited to, the cost of internal resources and personnel that are used by a party to perform its obligations.

11.3	Payment Terms. Microsoft will pay all properly submitted, undisputed invoices under this Agreement net 45 days, and will make all payments to Hortonworks according to Microsoft’s then-current payment procedures. These may include payment via ACH electronic payment to Hortonworks’s financial institution per instructions in Microsoft’s ACH electronic payment form.

11.4	“MS Invoice” requirements. Except for the first payment due under this Agreement, Hortonworks will invoice Microsoft under this Agreement via the “MS Invoice” online tool according to the requirements at http://invoice.microsoft.com. Hortonworks will not date its invoices earlier than the date Hortonworks is entitled to be paid.

11.5	Taxes. The amounts to be paid by Microsoft to Hortonworks do not include any taxes. Microsoft is not liable for any taxes that Hortonworks is legally obligated to pay, including, but not limited to, net income or gross receipts taxes, franchise taxes and property taxes. Microsoft will pay Hortonworks any sales, use or value added taxes it owes due to this Agreement and which the law requires Hortonworks to collect from Microsoft. If Microsoft provides Hortonworks a valid exemption certificate, Hortonworks will not collect the taxes covered by such certificate. Hortonworks will indemnify and hold Microsoft harmless from any claims, costs (including reasonable attorneys’ fees) and liabilities that relate to Hortonworks’s taxes. Microsoft will indemnify and hold Hortonworks harmless from any claims, costs (including reasonable attorneys’ fees) and liabilities that relate to Microsoft’s taxes. If the law requires Microsoft to withhold taxes from payments to Hortonworks, Microsoft may withhold those taxes and pay them to the appropriate taxing authority. Microsoft will deliver to Hortonworks an official receipt for such taxes. Microsoft will use reasonable efforts to minimize any taxes withheld to the extent allowed by law. Despite any other provision in this Agreement, this Section will govern the treatment of all taxes relating to this Agreement. All fees under this Agreement will be paid from a United States entity.

12.	CONFIDENTIALITY. The non-disclosure agreement entered into by the parties as of July 12, 2011 (“NDA”) will govern all disclosures of Confidential Information under this Agreement, and the parties agree that the terms and conditions of this Agreement constitute the parties’ Confidential Information under the NDA. Upon termination or expiration of this Agreement, each party will comply with the terms of the NDA regarding the return and/or destruction of the other party’s Confidential Information.

Hortonworks & Microsoft Confidential

13.	REPRESENTATIONS & WARRANTIES/WARRANTY DISCLAIMER

13.1	By Each Party. Each party (the “Warranting Party”) represents and warrants to the other party that:

(a)	the Warranting Party has full rights and authority to enter into and perform according to this Agreement and its representative whose signature is affixed to this Agreement has full capacity and authority to bind it to the terms of this Agreement;

(b)	the Warranting Party’s performance will not violate any agreement entered into between the Warranting Party and any third party;

(c)	for any software code developed by the Warranting Party and submitted under this Agreement for inclusion in HDP for Microsoft Platforms, no such software code (i) is or will be governed, in whole or in part, by an Excluded License; (ii) is or will be subject to license terms that seek to require any or any product, service or documentation incorporating or derived from any such software code developed by the Warranting Party, to be licensed or shared with any third party; or (iii) infringes or misappropriates any third party copyright, trade secret, trademark or other proprietary right excluding patents or, to the best of the warranting party’s knowledge as of the date the software code is first available in a generally available release of HDP for Windows Azure or HDP for Windows Server (without duty to investigate), infringes any third party patent; and

(d)	for any third party software code submitted under this Agreement by Warranting Party for inclusion in HDP for Microsoft Platforms, no such software code, to the best of Warranting Party’s knowledge as of the date of delivery (without duty to investigate), (i) is or will be governed, in whole or in part, by an Excluded License; (ii) is or will be subject to license terms that seek to require any or any product, service or documentation incorporating or derived from any such third party software code, to be licensed or shared with any third party; or (iii) infringes or misappropriates any third party copyright, trade secret, trademark, patent, or other proprietary right.

13.2	DISCLAIMER OF FURTHER WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 13.1 ABOVE, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL MATERIALS OF ANY KIND (INCLUDING SOFTWARE) AND FEEDBACK PROVIDED BY EACH PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND WITH ALL FAULTS, AND EACH PARTY HEREBY DISCLAIMS WITH RESPECT TO ALL SUCH MATERIALS AND/OR FEEDBACK PROVIDED BY THAT PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THERE IS NO WARRANTY OF NON-INFRINGEMENT OR TITLE.

14.	INDEMNIFICATION

14.1	Indemnification. Each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party, its Affiliates, and their respective successors, directors, officers, employees and agents (each, the “Indemnified Party”) from and against all third party claims to the extent that any such claim is brought against the Indemnified Party by an unaffiliated third party and arises out of or relates to (a) any breach by the Indemnifying Party of any representation or warranty set forth in Section 13.1; and (b) the negligent or willful acts or omissions of the Indemnifying Party or its agents or contractors resulting in any bodily injury or death to any person or loss, disappearance or damage to tangible or intangible property.

14.2

Indemnification Procedures. Neither party will have liability under Section 14.1 to the other party to the comparative extent that claims result from the negligent or willful acts of the other party. The

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Indemnified Party will provide the Indemnifying Party with reasonably prompt notice of an indemnifiable claim under this Section 14; permit the Indemnifying Party to solely control the defense and settlement of the claim; and provide the Indemnifying Party with reasonable information and assistance to help the Indemnifying Party defend the claim at the Indemnifying Party’s expense. Any Indemnified Party will have the right to employ separate counsel and participate in the defense of any such claim at its own expense.

14.3	Acknowledgment of fault and settling claims. Neither party will stipulate, admit or acknowledge any fault or liability on the part of the other without the other’s prior written consent. The Indemnifying Party will not settle any indemnifiable claim under this Section 14 or publicize any settlement without the other party’s prior written consent.

15.	LIMITATION OF LIABILITY

15.1	EXCLUSION OF DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, SUCH DAMAGES FOR LOSS OF REVENUE OR PROFIT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THIS SECTION 15.1 SHALL NOT APPLY TO (A) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 12 ABOVE, (B) THE INDEMNIFICATION OBLIGATIONS UNDER Section 14 OF THIS AGREEMENT, TO THE EXTENT (AND SOLELY TO THE EXTENT) THAT SUCH DAMAGES FORM A PART OF THE THIRD PARTY CLAIMS FOR WHICH INDEMNIFICATION IS SOUGHT, OR (C) EITHER PARTY’S LIABILITY TO THE OTHER FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY.

15.2	LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY FOR ANY AND ALL CLAIMS WHATSOEVER: (A) ARISING OUT OF OR UNDER SECTION 14 OF THIS AGREEMENT WILL NOT EXCEED [**] DOLLARS (US [**]); AND (B) FOR ALL OTHER CLAIMS UNDER THIS AGREEMENT WILL NOT EXCEED AMOUNTS ACTUALLY PAID BY MICROSOFT TO HORTONWORKS UNDER THIS AGREEMENT DURING THE [**] MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM, PROVIDED THAT THIS SECTION 15.2 SHALL NOT APPLY TO (A) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 12 ABOVE OR (B) EITHER PARTY’S LIABLITY TO THE OTHER FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY.

15.3	Application. The parties agree that the limitations on and exclusions of liability for damages set forth in this Section 15 allocate risk between the parties and will apply regardless of the form of action, regardless of whether any remedy has failed its essential purpose, and regardless of whether the liability is based on breach of contract, tort (including negligence), strict liability, breach of warranty, or any other legal theory.

16.	TERM & TERMINATION

16.1	Term. Unless earlier terminated as provided in this Section 16, this Agreement will begin on the Effective Date and continue for three (3) years (the “Initial Term”), after which the Agreement will automatically renew for no more than two (2) one-year renewal terms (each a “Renewal Term”) unless either party gives the other party written notice of termination at least sixty (60) days prior to the end of the Initial Term or the then-current Renewal Term, in which case the Agreement will terminate at the end of such Initial Term or Renewal Term (as the case may be). The “Term” of this Agreement extends from the Effective Date until it expires or is terminated.

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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16.2	Termination Rights.

(a)	Mutual Right. Either party may terminate this Agreement upon the other party’s material breach of this Agreement, provided that the non-breaching party provides the other party with thirty (30) calendar days’ prior written notice of termination and the breach remains uncured at the end of such 30-day period. Further, either party may terminate this Agreement immediately on written notice if the other party breaches Section 12 of this Agreement or breaches of the NDA.

(b)	Additional Termination Right. Microsoft may terminate this Agreement effective immediately upon written notice (and without Formal Escalation) if (i) someone other than [**] during the Term, (ii) the number of Hortonworks representatives on the Project Management Committee (“PMC”) for the Apache Hadoop project falls below [**], (iii) Hortonworks substantially reduces its contributions to the PMC for the Apache Hadoop project, (iv) the ASF wholly or substantially revokes or reduces its support of the Apache Hadoop project, (v) primary development and distribution of the Apache Hadoop technology wholly or substantially migrates to an organization other than the ASF, (vi) Hortonworks sells a substantial part of Hortonworks’s assets to a third party, (vii) Hortonworks ceases doing business, terminates its existence, dissolves or liquidates or proceedings are instituted by or against Company under any bankruptcy or insolvency law (which proceedings are not dismissed within 30 days), or (viii) a right of termination is triggered as described under Section 17.6 below.

(c)	Effect of Expiration or Termination. Termination of this Agreement will be without prejudice to any right or remedy of either party arising out of any breach hereof. Upon termination or expiration of this Agreement for any reason, Hortonworks will provide Microsoft with a full and complete copy of all the entire code-base for the HDP for Microsoft Platforms, including all work-in-progress. Further, upon termination or expiration of this Agreement for any reason, Sections 1, 2, 10.1, 10.2, 10.3, 10.5, 12, 13, 14, 15,16.2 and 17 will survive such termination or expiration.

(d)	Wind-Down Period. In the event that Microsoft terminates this Agreement under Section 17.6, then, at no additional cost to Microsoft, Hortonworks agrees to the do the following: (a) for a period of one (1) year after such termination, Hortonworks will continue to provide Microsoft with the support as described in Section 6; (b) during the three (3) month period after such termination, Hortonworks will provide Microsoft with a total of four (4) training classes to be delivered at Microsoft’s specified offices during mutually agreeable times; and (c) during the fourth, fifth and sixth month after such termination, Hortonworks will provide Microsoft with a total of three (3) training classes at Microsoft’s specified offices during mutually agreeable times.

(e)	Reservation of Rights and Remedies. Neither party will be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. All remedies hereunder are cumulative and in addition to any other remedies to which a party may be entitled, at law or equity, subject only to the express limitations set forth in this Agreement.

17.	MISCELLANEOUS

17.1	Right of First Refusal. Hortonworks agrees that, if, during the Term, Hortonworks receives a proposal (e.g., a non-binding term sheet) or request to enter into an agreement with any third party involving a possible transaction that could result in a change of Control of Hortonworks, or an acquisition of a substantial portion of Hortonworks’s assets (either case, a “Proposal”), then Hortonworks will within three (3) business days of receipt notify Microsoft. Hortonworks will not accept any such Proposal for at least ten (10) business days after providing notice so that Microsoft may make its own offer to acquire Hortonworks or its assets. If during such ten (10) business day

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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period Microsoft makes an offer to acquire Hortonworks or its assets, Hortonworks will consider such offer in good faith. If Microsoft does not respond during such ten (10) business day period or expressly declines to make an offer, then Hortonworks will be free to entertain the original Proposal (without limiting any other rights Microsoft has under this Agreement, including Section 16.2 above or 17.6 below). Microsoft is under no obligation to make an offer to Hortonworks under this Section 17.1.

17.2	No Third Party Beneficiaries; No Partnerships. This Agreement is solely for the benefit of, and will be enforceable by, the parties only. This Agreement is not intended to and will not confer any right or benefit on any third party. The parties hereunder are operating as independent entities, and nothing in this Agreement will be construed as creating a partnership, franchise, joint venture, employer-employee or agency relationship. Neither party has the authority to make any statements, representations or commitments of any kind on behalf of the other party.

17.3	Governing law and jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington, without regard to conflict of law provisions. The parties consent to exclusive jurisdiction and venue in the federal courts sitting in the King County, Washington, unless no federal subject matter jurisdiction exists, in which case the parties consent to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party in the manner authorized by applicable law or court rule.

17.4	Attorneys’ fees. In any action, suit or proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, court costs and other expenses from the other party.

17.5	No Exclusivity. This Agreement is nonexclusive. Subject to 12 (Confidentiality), either party may develop, use, distribute, promote or support offerings similar to or competing with ones that are the subject of this Agreement. Either party may enter into activities with others regarding such competing offerings. Nothing in this Agreement requires either party to use the other party’s feedback.

17.6	Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any such assignment in violation of this Section shall be void, except that (i) either party may assign this Agreement or rights granted hereunder to an Affiliate without the consent of the other party, and (ii) the direct or indirect transfer of this Agreement or rights granted hereunder to a successor entity in the event of a merger, corporate reorganization, or acquisition (any such activity described in this subsection (ii), an “Acquisition”) shall not constitute an assignment for purposes of this Section. For clarity, an initial public offering (IPO) will not be considered an Acquisition for purposes of this Section. If this Agreement is transferred or assigned to a successor entity in the event of an Acquisition and such transfer or assignment is not approved by Microsoft in writing, Microsoft may terminate this Agreement by providing ten (10) days prior written notice to Hortonworks, so long as such written notice is provided no later than two hundred seventy (270) days following such assignment or transfer. If Microsoft terminates this Agreement as described in this Section 17.6: (a) Hortonworks will refund to Microsoft a prorated amount of the last payment made to Hortonworks under this Agreement, i.e., an amount based on proportionate distribution over a calendar quarter; and (b) Hortonworks will provide the training and support for Microsoft during the wind-down period as set forth in Section 16.2(d). This Agreement will inure to the benefit of and bind all permitted successors, assigns, receivers and trustees of each party.

17.7	Notices. All notices, authorizations, and requests in connection with this Agreement shall be deemed given as of the day they are received by the recipient either by messenger, international delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as set forth below. Each party may change the person(s) to whom notices will be sent by giving notice to the other.

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To Microsoft:	To Hortonworks:

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Attn:    Corporate Vice President, Business Platforms Division

Phone:   (425)882-8080

Fax:       (425) 936-7329

Copy to:

Legal and Corporate Affairs, STB

Fax:       (425)936-7329

Hortonworks, Inc. 455 W. Maude Avenue, Suite 200 Sunnyvale, CA 94085 Attn: Chief Financial Officer Copy to: Legal Department

17.8	Construction. The parties agree that this Agreement is to be interpreted according to the plain meaning of its terms and without any presumption that it should be construed to favor any party. Any list following terms such as “including” or “e.g.” is illustrative and not exhaustive, unless qualified by terms such as “only” or “solely.” All references to sections, parties, and Exhibits are to the sections of, parties to, and Exhibits to this Agreement, unless stated otherwise. All captions are intended solely for the parties’ convenience, and none will affect the meaning of any term. The words “written” “in writing”, or similar words refer to a non-electronic, paper document only, except where email or fax is expressly authorized.

17.9	Waiver and Severability. A party’s delay or failure to exercise a right or remedy will not result in a waiver of that right or remedy. If a court of competent jurisdiction holds any provision of this Agreement to be illegal, invalid or unenforceable under the governing law, the remaining provisions will remain in full force and effect, and will be construed so as to most nearly reflect the parties’ intent with respect to such provision.

17.10	Entire Agreement. This Agreement (including any exhibits) and the NDA constitute the entire agreement between the parties with respect to its subject matter. This Agreement supersedes all prior and contemporaneous agreements, communications and representations, whether written or oral, between the parties regarding its subject matter. This Agreement may be modified solely by written amendment dated after the Effective Date and signed by duly authorized representatives of each party. Purchase orders will be for the sole purpose of defining quantities, prices and the services to be provided under this Agreement, and to this extent only are incorporated as part of this Agreement and all other terms in purchase orders are rejected.

17.11	Execution in Counterparts and Electronically Transmitted Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but each together shall constitute one and the same instrument. Each party agrees that it will not contest the validity of the execution of this Agreement solely on the basis of any signature page being transmitted by email in .pdf or similar electronic format. A .pdf or similarly formatted copy of this Agreement, including the signature pages, will be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original signature copies of this Agreement to the other party as soon as practicable following execution thereof.

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By signing below the parties agree to be bound by the terms and conditions of this Agreement.

Hortonworks, Inc.		Microsoft Corporation
By:		By:	/s/ Satya Nadella
/s/ Dan Bradford Dan Bradford (July 3, 2012)

Name:		Name:
	Dan Bradford		Satya Nadella

Title:		Title:
	VP Finance & Administration		President, [Illegible]

Date:		Date:
	Jul 3, 2012		07/03/12

/s/ [Illegible]
GM + Controller
7-3-12

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Exhibit A

Relationship Management

1.	Governance Process

1.1.	Executive Sponsors.

(a)	Role. Each party will designate one executive sponsor who will provide guidance and support for the work under this Agreement and will monitor the overall performance of obligations under this Agreement for the party they represent (each an “Executive Sponsor”).

(b)	Meeting Frequency. The Executive Sponsors will meet in person or by telephone conference, as needed but at a minimum on a quarterly basis during the Term, to discuss the status of the parties’ activities under this Agreement, including, without limitation, execution against the Staffing Plan, achievement of specific milestones or other activities set forth in any Development Plan, progress against the ASF Committer Plan, performance of support and servicing obligations in accordance with any Support and Servicing Plan, quality of training, and fulfillment of the activities set forth in any GTM Plan.

1.2.	Technical Project Managers.

(a)	Role. Each party will designate a senior level representative to manage that party’s technical collaboration with the other party under this Agreement, and oversee the development of and execution of the Development Plans for that party (each a “Technical Project Manager”).

(b)	Meeting Frequency. The Technical Project Managers will meet once a month during the Term to review the development and implementation of the Development Plans.

1.3.	Marketing Project Managers.

(a)	Role. Each party will designate a single point of contact to manage that party’s marketing activities with the other party under this Agreement (each a “Marketing Project Manager”).

(b)	Meeting Frequency/Monthly Touch Points. The Marketing Project Managers will meet in person or by telephone conference, as needed but not less than quarterly during the Term to discuss the status of the parties’ marketing activities under this Agreement.

1.4.	Appointment of Members and Replacements. The following representatives of each party will be appointed to the positions described above as of the Effective Date:

Name	Microsoft Representative(s)	Hortonworks Representative(s)
Executive Sponsor	Corp. Vice President General Manager	Vice President

Technical Project Manager	Principal GPM	Vice President

Marketing Project Manager	General Manager	Vice President

Either party may replace any of the individuals it has appointed to such positions with an individual of substantially equivalent qualifications by providing written notice to the other party of such replacement together with relevant contact information.

1.5.	Frequency. The parties may change the frequency of any of the meetings described in this Section 1 upon mutual agreement.

2.	Formal Escalation. The parties will work together to resolve disputes that may arise under this Agreement in a collaborative fashion, if a dispute arises that the parties are unable to resolve in their normal course of operations, then, except with respect to issues described in Section 2.6 below, each party agrees to use the escalation process described in Sections 2.1-2.5 below (“Formal Escalation”) to resolve the dispute (the “Escalated Dispute”).

2.1.	Notice of Formal Escalation. One party will provide written notice to the other party’s Technical Project Manager that they wish to invoke Formal Escalation (“Notice of Escalation”).

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2.2.	First Negotiation Period. During the fifteen (15) calendar days immediately following receipt of the Notice of Escalation, or such other time period on which the parties agree in writing, (such period, the “First Negotiation Period”), each party will have its representatives promptly engage in good faith negotiations with representatives of the other party to resolve the Escalated Dispute, as follows:

(a)	Technical, Support and Other Issues. If the Escalated Dispute relates to anything other than a GTM Plan, then each party will have its Technical Project Manager meet during the First Negotiation Period with the other party’s Technical Project Manager (by phone or in person); and

(b)	GTM Issues. If the Escalated Dispute relates to implementation of a GTM Plan, then each party will have its Marketing Project Manager meet during the First Negotiation Period with the other party’s Marketing Project Manager (by phone or in person).

2.3.	Escalation to Supporting Sponsors. If the Escalated Dispute is not resolved by the end of the First Negotiation Period, then each party will have its Executive Sponsor promptly engage in good faith negotiations with the other party’s Executive Sponsor (in person, unless otherwise agreed in writing by the parties) during the fifteen (15) calendar days immediately following the end of the First Negotiation Period, or such other time period on which the parties agree in writing, to resolve the Escalated Dispute (such period, the “Second Negotiation Period”).

2.4.	Resolved Disputes. If the Escalated Dispute is resolved at any stage during Formal Escalation then, as appropriate, the parties will implement the decision to resolve the dispute.

2.5.	Unresolved Disputes. If the Escalated Dispute is not resolved by the end of the Second Negotiation Period, then each party shall be entitled to pursue any remedy to which such party is entitled under this Agreement, at law or in equity.

2.6.	Exclusions from Formal Escalation. Formal Escalation will not apply to or limit the right of a party (a) to seek a temporary restraining order or other provisional remedy to preserve the status quo or to prevent irreparable harm; or (b) to exercise its termination rights under Section 16 of this Agreement (Term & Termination).

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Exhibit B

General Schedule

Activity	Completion Date
Completion of and mutual agreement on the Staffing Plan (as described in Section 3.2 of this Agreement)	On or before July 20, 2012

Completion of and mutual agreement on the Initial Development Plan (as described in Section 4.1 of this Agreement)	Within 45 days following the Effective Date for HDP for Windows Azure, and 75 days following the Effective Date for HDP for Windows Server

Completion of and mutual agreement on the ASF Committer Plan (as described in Section 5 of this Agreement)	Within 90 days of following the Effective Date

Completion of and mutual agreement on the Support and Servicing Plan (as described in Section 6.4 of this Agreement)	No later than 60 days before a generally available release of HDP for Windows Azure or HDP for Windows Server

Completion of and mutual agreement on the first GTM Plan (as described in Section 8 of this Agreement)	No later than 90 days before a generally available release of HDP for Windows Azure or HDP for Windows Server

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Exhibit C

Development Plan Requirements

Overview

The following establishes the agreed schedule and allocation of responsibilities for certain deliverables. The parties may agree to modify the schedule, allocation of responsibilities and/or scope of deliverable by written agreement only.

Timeline

The timeline for the joint execution starts with Microsoft finishing the current Hadoop 1.0 port, which will be used to develop HDP for Microsoft Platforms. Starting in August 2012 the parties will previews/refreshes that update HDP for Windows Server and HDP for Windows Azure on a regular cadence, leading up to a Fall generally available (GA) release of HDP for Windows Azure and a Beta 1 of HDP for Windows Server. HDP for Windows Server will RTM in Spring of 2013, after the parties will release HDP for Windows Azure and HDP for Windows Server refreshes in the Spring and Fall, with opportunities for tactical refreshes mid-way. The schedule is outlined below:

Milestone Details

Milestone 1: Hadoop 1.0 Port Refresh (7/16/2012)

This is a Microsoft-specific milestone, but sets the stage for the future joint Milestones. In Milestone 1, Microsoft completes the initial port of Hadoop 1.0, refreshes its Hadoop service on Azure, and makes an initial preview of the port available on Windows Server.

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Milestone 2: HDP Preview 1 (8/31/2012)

This is the first Microsoft/Hortonworks joint preview. Goals:

•	First preview of HDP for Windows Azure and HDP for Windows Server

•	Scoped for expedience and for customer feedback (provide core capabilities for POC’s and early adopters)

•	Provides evidence of the Horton works/Microsoft collaboration

•	Sets foundation for future joint engineering cadence

Deliverable / Requirement	Hortonworks Responsibilities	Microsoft Responsibilities	Completion Date(s) & Criteria
HDP 1.0.1 preview (both HDP for Windows Azure and HDP for Windows Server)

Collaborate with Microsoft to port and implement the following components so that they work on HDP for Windows Azure and HDP for Windows Server:

Hadoop Core

Pig

Hive

HCatalog

Testing IP

Specification for Ambari

management API’s

		Deployment story for Windows Azure Deployment story for Windows Server Port and maintain components for customer efforts: • Flume • RHadoop • Mahout • Oozie	HDP for Windows Azure and HDP for Windows Server installer sign-off 8/31/2012 Core Sign-Off Criteria (per schedule below)
Single Node HDP through Windows Platform Installer	Provide HDP 1.1 package	Integrate HDP 1.1 package into the Windows Platform Installer infrastructure
AD Integration	Basic AD/Hadoop integration in place (security @ the edges)	Spec for long term security model on Microsoft platforms. Engagement with Windows Server and AD teams for long term security model design
HA/DR	Current Hadoop HA story works on Windows Server	HA story for Windows Azure resources to help land and test HA on Windows Server
Performance	Staff a Hortonworks participant on the perf v.Team	Staffing of perf v.Team

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Milestone 3: HDP Preview 2 (10/10/2012)

This is the second Microsoft/Hortonworks joint preview. Ideally this will land functional parity of HDP1.1 on Linux and HDP for Windows Azure and HDP for Windows Server. Functional scoping may take place here if hitting this date puts hitting the November Milestone at risk. Goals:

•	Functionality parity between HDP for Windows Azure and HDP for Windows Server for customer POC’s and early adopters

•	Broad preview on Windows Azure (capacity permitting)

•	Broad availability of HDP for Windows Server CTP bits

•	Internal POC’s running in “production”

•	Windows Azure performance meets [**] performance for like workloads

Deliverable / Requirement	Hortonworks Responsibilities	Microsoft Responsibilities	Completion Date(s) & Criteria
HDP 1.1 preview 2	Same as Milestone 1 plus additional porting and implementation of: • Zookeeper • HBase • Sqoop • Ambari management API’s available	Deployment story for Windows Azure Deployment story for Windows Server Additional components for customer efforts: • Flume • RHadoop • Mahout • Oozie System Center MP port on top of Ambari underway	Service and On-Prem installer sign-off 8/31/2012 Core Sign-Off Criteria (per schedule below)
HDP 1.1 Multi-Node through SCVMM (for Keynote at SQL PASS)	Hortonworks and Microsoft will coordinate the creation and development of demo
Performance	Configuration level performance tuning of Windows Azure and Windows Server deployments	Staffing of perf v.Team
Hadoop 2.0	Hadoop 2.0 Branch working on Windows Server (dev branch)	POC’s on Hadoop 2.0 • YARN implementations • Large internal customer on top of HDFS2

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Milestone 4: Azure GA (11/30/2012)

Milestone 4 marks the GA release of HDP on Windows Azure. HDP on Windows Server is at Beta 1.

Goals:

•	HDP for Windows Azure goes GA

•	Hadoop on Windows is in Beta 1 with a “go live” license, TAP partners can put their POC’s into production

•	Support in place for HDP for Windows Platforms

Deliverable / Requirement	Hortonworks Responsibilities	Microsoft Responsibilities	Completion Date(s) & Criteria
HDP 1.1 RTM	Same as Milestone 3 plus implementation of following new functionality: - Extensible Job Submission API’s - Extensible HCat story	Deployment story for Windows Azure Deployment story for Windows Server Additional components for customer efforts: • Flume • RHadoop • Mahout • Oozie System Center MP working over Ambari	Service and On-Prem installer sign-off 8/31/2012 Core Sign-Off Criteria (per schedule below) Microsoft’s additional components run on HDP 1.1 preview bits
Patching	Patching story for deployed clusters	Integration of patching story for Windows Azure and Windows Server
Hadoop 2.0	Hadoop 2.0 Branch working on Windows Server (dev branch)	POC’s on Hadoop 2.0 • YARN implementations • Large internal customer on top of HDFS2

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Milestone 5: Hadoop on Windows GA/RTM (3/15/2013)

The RTM milestone for HDP for Windows Server. Goals:

•	Microsoft delivers final RTM packaging of HDP for Windows Server

•	Microsoft’s key integration points have landed:

•	System Center Management over Ambari

•	HA/DR story in place for VI

•	Security model in place for VI

Deliverable / Requirement	Hortonworks Responsibilities	Microsoft Responsibilities	Completion Date(s) & Criteria
HDP 1.x RTM	Functional parity between HDP on Linux and HDP for Microsoft Platforms	System Center Management over Ambari HA/DR story in place for V1 Security model in place for V1	Service and On-Prem installer sign-off 8/31/2012 Core Sign-Off Criteria (per schedule below)
Hadoop 2.0	Hadoop 2.0 preview available	.NET YARN preview Hive YARN preview POC’s on HDFS2

Milestone 6: Microsoft/Hortonworks Spring refresh

Scope TBD... June refresh with latest HDP 1.x bits as well as Hadoop 2.0 Beta

Milestone 7: Microsoft/Hortonworks Fall refresh

Scope TBD... Azure and On-Prem bits refreshed with HDP2.0 (note: Hadoop 2.0 is core to HDP 2.0)

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Core Sign-off Criteria

Core Sign-Off Criteria This table enumerates the core sign-off criteria expected to be applied at the end of every milestone.

Full component test coverage:

-     All Linux tests ported and are at functional parity on Windows Azure and Windows Server

-     Test sign off meets pre-agreed test pass metric for each milestone (to be agreed to @ milestone entry)

Long haul test coverage:

-     Hortonworks applies its Test IP that is used on [**] Linux to HDP for Windows Azure and HDP for Windows Server

-     Microsoft provides capacity on-premises and in Azure to enable this test coverage

-     Full functional and stress parity to [**] Workloads

Performance metrics met:

-     Engineering teams set realistic performance goals that reflect the expectations of each milestone

-     Initial milestones have a strong emphasis on functional parity with a bar of comparable performance to Linux / [**]

-     Later milestones have a heavy emphasis on performance tuning both in Azure and On-Premises in conjunction with the Windows and Azure teams

Threat models in place:

-     Microsoft / Hortonworks establish a joint set of best practices that use Microsoft Threat Models for threat/security assessments of delivered bits.

-     In early previews the required threat models must be identified and the process agreed

-     From Windows Azure “GA” onward (Nov. 2012) threat models must be signed off before refreshing the service or delivering on-prem bits

-     Microsoft will have SQL SWI approved Threat Models for all touch points between Microsoft functionality and HDP

Security tools: - Security tools applied before any public facing release

Policheck: - Policheck run on all Microsoft code

OSS Commitment: - All code that should be contributed back to the OSS community is already in the process of being committed back

Pedigree Code Scan: - Microsoft may elect to conduct run a pedigree code scan on HDP and accompanying components/packages before signing off on any Microsoft for Windows Platforms release

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit D

Support and Servicing Plan Requirements

A.	Definitions

“Customer” means an end-user customer of any HDP for Microsoft Platforms release supported under a Support Offering

“Documentation” includes the documentation made available as part of any HDP for Microsoft Platforms release supported under a Support Offering, which may be modified from time to time by agreement of the parties.

“Error” means a failure of an HDP for Microsoft Platforms offering to conform in all material respects with its applicable Documentation. “Error” includes any Customer-reported issue that meets the description of Severity 1, 2 or 3, as set forth Section E of this Exhibit.

“Support Offering” means a Microsoft-offered customer support plan and agreement. An individual Support Offering may impose unique requirements on the delivery of Microsoft’s customer support services, e.g., calls handled by U.S. citizens only (U.S. National), immediate escalation to most qualified support engineer in region (Third Tier), or guaranteed response times and, as required, direct involvement of product engineers (Mission Critical). The foregoing requirements (and their respective Support Offerings) are intended to be illustrative of certain requirements, and not exhaustive of all requirements and/or Support Offerings.

“MSSolve” means the customer support tracking and process management system used by Microsoft and its support providers to manage customer support cases.

B.	Support Workflow

Tier 1 Support Responsibilities (Microsoft in all cases)

“Tier 1 Support” means the initial Customer contact, routing the call to the correct Microsoft support engineer, handling of general technical software questions from Customer related to a HDP for Microsoft Platforms release, as well as gathering of key information required to clearly identify the Error.

Tier 1 Support activities include (but are not limited to):

•	Receive initial Customer’s calls, verify support entitlement, and open a case tagged as possibly HDP-related in MSSolve with Customer contact information.

•	Respond to Customer according to the SLAs of the current Support Offering in place with the Customer.

•	Develop an Error description and classify the Error as Severity 1, 2 or 3, as determined by information gathered from the Customer.

•	Collect information on the HDP for Microsoft Platforms release and version, as well as hardware, operating system, and other appropriate configurations.

•	Answer general questions and provide pointers to Documentation for informational requests.

•	Collect log files, configuration files, and other information needed to identify the nature of the Error.

•	Research the available known issue databases to provide immediate fixes or workarounds for known Errors.

•	Escalate the Error to Tier 2 Support when it cannot be resolved in Tier 1 Support.

Tier 2 Support Responsibilities (Hortonworks, then Microsoft under the terms of this Agreement)

“Tier 2 Support” means the process of reproducing or troubleshooting the Error, based on the information provided by Tier 1 Support, plus additional information gathered from the Customer as needed.

Tier 2 Support activities include (but are not limited to):

•	Receive the escalated case from Tier 1 Support and acknowledge receipt of the escalated case through a written confirmation to Microsoft in accordance with the response times outlined in this Exhibit.

•	Confirm, expand, and/or correct Error description.

•	Attempt to reproduce the Error on a stand-alone basis based on the available information.

•	Gather additional information required to more clearly identify the Error.

•	Identify the product, component, or module that is the most likely source of the Error.

•	Escalate the Error to Tier 3 Support if it cannot be resolved by Tier 2 Support.

•	For each case closed, create a knowledge base solution to be entered in Microsoft’s knowledge base.

Tier 3 Support Responsibilities (Hortonworks in all cases)

“Tier 3 Support” means the handling of an escalated Error from Tier 2 Support until it is resolved as agreed upon by Microsoft, or until the Customer agrees to close the case.

Hortonworks & Microsoft Confidential

Tier 3 Support activities include (but are not limited to):

•	Acknowledge receipt of the escalated case through a written confirmation to Microsoft in accordance with the response times outlined in Section E of this Exhibit.

•	Verify reproduction of Error by Tier 2 Support, or request additional information needed to reproduce or diagnose the Error.

•	Identify a workaround. The acceptance of a workaround as a solution must meet the terms of the current Support Offering in place with the Customer and be agreed upon by Microsoft.

•	Create instrumented classes/software for advanced troubleshooting/diagnosing of the Error.

•	Develop and deliver a fix, or identify a future release that will include a fix, in accordance with Section E of this Exhibit. The acceptance of a future release as a solution to the Error must meet the terms of the current Support Offering in place with the Customer and be agreed upon by Microsoft.

•	For each case closed, create a knowledge base solution to be entered in Microsoft’s knowledge base.

•	For any code change to a Microsoft for Hadoop Platforms release, create a Jira in the ASF issue database (or equivalent for the project being changed) to track submitting the code change back to the OSS branch of the project being modified. Each Jira must been carried through to the point the code change is committed to the appropriate project branch(s).

C. Roles and Responsibilities

Microsoft Support Responsibilities

•	Microsoft will provide Tier 1 Support and, in time, Tier 2 Support as outlined in Section 6.3 of this Agreement.

•	Microsoft will ensure that Microsoft personnel complete appropriate training before Microsoft provides any Tier of support.

•	Provide Hortonworks personnel with access to and training on the MSSolve.

•	At its discretion, Microsoft may survey Customers who have interacted with Hortonworks to evaluate customer satisfaction with the support quality of service (QoS) received. Microsoft will make available to Hortonworks the Microsoft compiled QoS data on an ongoing basis. QoS scores, as rated by Customers, will be evaluated by Microsoft on a quarterly basis. If unsatisfactory, as defined by Microsoft, Microsoft may choose to terminate or alter (through negotiation with Hortonworks) the support aspects of this Agreement.

•	Only the named support contacts are eligible to contact Hortonworks for customer support.

•	The Microsoft’s technical support team will be the primary point of contact for the Customer during the entire resolution process, unless both parties agree that it will be beneficial to have Hortonworks personnel speak directly with the Customer. If Hortonworks personnel are required to participate in email threads with the Customer they will do so using a @microsoft.com email account provided to them by Microsoft.

•	All final product fixes produced by Hortonworks will be distributed to the Customer by Microsoft personnel using Microsoft’s standard release mechanisms.

Hortonworks Support Responsibilities

•	Hortonworks will provide Tier 3 Support and, initially, Tier 2 Support as described in Section 6.3 of the Agreement.

•	For each case escalated to Hortonworks, Hortonworks will use MSSolve to report to Microsoft certain logistical information, including the engineers that worked on the case, the total engineering time spent per issue, and other pertinent information. This information must be input into MSSolve before a support case will be considered closed.

•	All Hortonworks-provided support will be done by Hortonworks employees and may not be subcontracted to a vendor.

•	For Errors categorized as Severity 1 or 2, Hortonworks will notify Microsoft personnel via email or by telephone of defects and/or issues in the relevant open source code and provide Microsoft with a detailed description of the defects and/or issues along with information on how to identify it.

•	Hortonworks will make commercially reasonable efforts to provide an update designed to solve or by-pass a reported Error.

•	While providing any Tier of support, if Hortonworks investigates an Error and concludes that HDP for Windows Platforms code is not implicated, Hortonworks will record the investigations completed and conclusions reached and hand back responsibility for the support case to Microsoft as described in Section D of this Exhibit.

•	For Errors categorized as Severity 1 or 2, Microsoft may initiate a three-party call to include Hortonworks personnel, Microsoft personnel, and the Customer who reported the problem. At Microsoft’s request, Hortonworks will represent itself as Microsoft support personnel on the three-party call to the extent feasible and permissible by law and/or good corporate practices.

•	All communications by Hortonworks with Microsoft and/or Customers will be in English unless otherwise noted.

•	As required by any Support Offering, Hortonworks will have at least one U.S. citizen available to provide Tier 2 Support and Tier 3 Support (as outlined above) at all times.

•	Prior to Hortonworks providing any Tier of support, Hortonworks must provide a written disaster recovery plan to Microsoft which shall include, but not be limited to, a detailed implementation plan for launching support at an alternate site and should include specific details regarding contact information, telecom, and other infrastructure required to provide uninterrupted support services in the event of an unforeseen issues with the primary support site used by Hortonworks.

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•	All product changes or best practice recommendations created through Error resolution must be included in a backwards-compatible manner in subsequent HDP for Windows Platforms releases unless otherwise agreed upon by Microsoft and Hortonworks.

Hortonworks Training Responsibilities

•	Hortonworks will train Microsoft support personnel such that over time Microsoft will be the sole Tier 2 Support provider.

•	At the outset of this Agreement, Hortonworks will send two support engineers for 10 business days to a Microsoft support site of Microsoft’s selection. During these 10 days Hortonworks engineers will train Microsoft support engineers on Hadoop fundamentals and common issue debugging techniques.

•	After the initial meeting described in the prior bullet, on a quarterly basis Hortonworks will send one engineer to a Microsoft support site of Microsoft’s selection for 5 business days to further train Microsoft support personnel.

•	While providing Tier 2 Support and/or Tier 3 Support Hortonworks will lead a monthly three-hour “support pipeline” virtual meeting where Microsoft support and product engineers meet with Hortonworks support engineers to discuss the unique cases handled that month and the steps taken to diagnose and resolve the issues. The purpose of these meetings is to raise awareness of new issues and train Microsoft support engineers.

•	Throughout the above training events, Microsoft support engineers, as agreed on by Hortonworks, will begin selectively handling Tier 2 support duties for new support cases up until the point at which Microsoft is independently handling all Tier 2 support as outlined by Section 6.3 of this Agreement.

D.	Support Issue Handoff Process

MSSolve provides an issue queue for each technical area and support provider. Microsoft will establish two issue queues (i.e., one for “HDP for Microsoft Platform: Hortonworks,” and one for “HDP for Microsoft Platforms: Microsoft”) in MSSolve to facilitate handoff of support issues from Microsoft to Hortonworks, and vice versa.

The transition of responsibility for a support issue from Microsoft to Hortonworks will be complete when a Microsoft support engineer moves the issue into the “HDP for Microsoft Platforms: Hortonworks” queue in MSSolve. Hortonworks will receive a system automated email indicating the presence of a new issue in its queue. For Errors categorized as Severity 1 or 2, Microsoft will call a Hortonworks-provided phone number to facilitate the issue handoff, as necessary, after moving an issue into the Hortonworks queue. For Errors categorized as Severity 3, initial contact from Microsoft to Hortonworks will be made via the system automated email previously described. Subsequent interaction between Hortonworks and Microsoft personnel may be done via phone, web, virtual meeting, etc., as agreed on by the personnel assigned to the case.

The total time spent by an issue in the “HDP for Microsoft Platforms: Hortonworks” queue will be used to determine if an issue has been resolved in line with the response times set forth in Section E of this Exhibit.

If Hortonworks investigates an issue in the “HDP for Microsoft Platforms: Hortonworks” queue and determines the issue is not related to an HDP for Microsoft Platforms release, then Hortonworks will reassign ownership of the issue back to Microsoft by moving the issue from the “HDP for Microsoft Platforms: Hortonworks” queue to the “HDP for Microsoft Platforms: Microsoft” queue.

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E.	Error Severity Classification & Service Level Agreements

Before escalating any Error to Hortonworks, the Error will be classified (Severity 1, 2 or 3) by Microsoft. Hortonworks will then take action in accordance with the process below to resolve the Error.

Severity	Category & Criteria	Response to Microsoft	Triage	Product Update	Status Report to Microsoft
1

Critical

Downtime that severely impacts customer production or profitability. High impact issues where production, operations, or development are proceeding but could be severely impacted within several days. Also includes all “Urgent” security errors.

		Within 2 hours of initial problem report by Microsoft, Hortonworks will acknowledge receipt and will begin investigation of the problem.	Hortonworks will investigate, diagnose and produce a resolution on a continuous 24-hour, 7-day a week basis until a solution is provided to all Customers reporting the problem.	Within 3 business days of the problem being resolved, Hortonworks will determine if the problem is applicable to other installations and if so test and prepare a general update for distribution to all Customers.	Every 4 hours until the problem is fixed as verified by Microsoft and the Customer(s) reporting the issue.
2

Urgent

High impact issues where production is proceeding but in a significantly impaired fashion. Time sensitive issues that are important to long-term productivity but are not causing an immediate work stoppage. Also includes all “Important” security errors.

		Within 4 hours of initial problem report by Microsoft, Hortonworks will acknowledge receipt and will begin investigation of the problem.	Hortonworks will investigate, diagnose and produce a resolution on a continuous basis during the hours of 8 am to 8 pm (Hortonworks local time) on a 7-day a week basis until a solution is provided to all Customers reporting the problem.	Within 5 business days of the problem being resolved, Hortonworks will determine if the problem is applicable to other installations and if so test and prepare a general update for distribution to all Customers.	Every 8 hours during the Hortonworks support day (including at the end of the support day) until the problem is fixed as verified by Microsoft and the Customer(s) reporting the fix.
3	Important Important issues that currently do not have significant productivity impact. Also includes all “Moderate” security errors.	Within 8 hours of initial problem report by Microsoft, Hortonworks will acknowledge receipt and will begin investigation of the problem.	Hortonworks will investigate, diagnose and produce a resolution on a continuous basis during the business hours of 8 am to 6 pm (Hortonworks local time) on a 5-business day a week basis until a solution is provided to all Customers reporting the problem.	Within 10 business days of the problem being resolved, Hortonworks will determine if the problem is applicable to other installations and if so test and prepare a general update for distribution to all Customers.	Weekly.

For purposes of this Exhibit, the terms “Critical,” “Important,” and “Moderate” security errors have the respective meanings set forth in Microsoft’s public security vulnerability Severity Rating System, the current version of which is set forth at http://www.microsoft.com/technet/security/bulletin/rating.mspx. Microsoft may, in its sole discretion, change its Severity Rating System from time to time.

For any vulnerability with a “Critical,” “Important,” or “Moderate” severity rating, Microsoft may immediately issue to Customers guidance (e.g., via a public posting, such as a security bulletin, “blog” post, or otherwise, or via an optional security update) regarding how to mitigate the vulnerability. If an acceptable, corrected version of HDP (i.e., a version that removes the vulnerability) is made generally commercially available by or on behalf of Hortonworks, and upon Hortonworks providing notice of the same to Microsoft, Microsoft will make commercially reasonable efforts, within 5 days after receipt of such notice, to update any such guidance, including how to obtain the new release of HDP for Windows Platforms, as applicable.

F.	Information Required by Hortonworks to Provide Tier 2 Support or Tier 3 Support

This Section outlines the information Hortonworks needs to perform Tier 2 Support or Tier 3 Support for HDP for Microsoft Platforms. Microsoft will use all commercially reasonable efforts to collect this information from Customers; however, Hortonworks and Microsoft acknowledge all the information requested below may not always be possible to collect from every Customer (due to customer privacy policies, etc.)

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•	Case Subject and History:

•	Include a brief problem statement or error code. Microsoft will advise Hortonworks in writing if Microsoft has personnel at the Customer’s for installation, or troubleshooting.

•	Account Information:

•	Customer Name: The name of the Customer who is having the problem.

•	System Environment (may be part of the Deployment Configuration Document):

•	Hardware Configuration: Include all hardware servers or appliances within the Customer’s environment.

•	CPU, RAM, hard drives, NICs

•	Operating system configurations: Include all information regarding disk configurations, volume configurations

•	Distro, kernel, patches

•	Rack Specifics:

•	Switches and configuration

•	Type and number of units within the rack

•	Ambient conditions

•	Power

•	Hadoop configuration files

•	Cluster Size

•	Geographic locations of clusters

•	Dependencies between clusters

•	Software Configuration: Include all software applications within the Customer’s environment,

•	Network Configuration:

•	Switches and rack to rack throughput

•	Gateways to and from the cluster

•	Physical distribution

•	Security/Authority/Cert Services

•	Name/Directory Services

•	Proxies

•	Firewalls / Routers

•	VLANs

•	All non-Hadoop services / protocols / traffic

•	Storage Configuration: Include all storage devices within the Customer’s environment, e.g., JBOD/SAN/RAID controller model/firmware revisions, RAID set size, RAID stripe size.

•	Storage Utilization: Include percentage of storage within HDP for Microsoft Platforms is currently under use.

•	Third-Party Systems: Include any third-party or hosted systems in use, along with a detailed description,

•	Virtualization Spec:

•	Host cluster and / or grid configuration

•	VM hypervisor config

•	HDP for Microsoft Platforms modules currently implemented and the systems that interconnect with them

•	Error Description:

•	Summary: Describe the Error, including any error messages, where the Error is occurring (server or client side), and URLs used when the Error was received. Also attach any relevant screen shots, log files, or configuration files associated with the error message.

•	History: When the Error was first encountered

•	Frequency: Frequency of the Error and conditions under which the Error occurs

•	Reproducibility: Reproducibility of the Error

•	Workarounds: Known actions to resolve the Error (example: restarting Daemons, remounting the FS, etc.)

•	Impact: Describe how many Customers/users are affected by the Error. Also include any business impact this may be causing to help determine the severity and priority of the Error.

•	Logs and Application code: Include output or debug logs to illustrate error codes. List specific jobs running that cause the Error Submit code as part of the support case

•	Error Reproduction: Describe Microsoft’s attempts to reproduce the Error

Hortonworks & Microsoft Confidential

Exhibit E

Microsoft Marks and Hortonworks Marks

Microsoft’s Marks:

MICROSOFT

WINDOWS AZURE

WINDOWS SERVER

Hortonworks’s Marks:

HORTONWORKS

HORTONWORKS DATA PLATFORM

HDP

Hortonworks & Microsoft Confidential

Exhibit F

Guidelines for the Use of Microsoft Marks

Hortonworks may only use Microsoft’s Marks as permitted under Section 10.4 of this Agreement.

Hortonworks’s name or logo must appear on any materials where Microsoft’s Marks are used and must be at least as prominent as Microsoft’s Marks.

Hortonworks may use Microsoft’s Marks only as provided by Microsoft electronically and in hard copy form. Hortonworks may not alter Microsoft’s Marks in any manner.

Microsoft’s Marks may not be used in any manner that expresses or might imply Microsoft’s affiliation, sponsorship, endorsement, certification, or approval, other than as contemplated by this Agreement.

Hortonworks must otherwise comply at all times with the guidelines for use of Microsoft’s Marks as currently specified at http://www.microsoft.com/trademarks/t-mark/MS-Guide.htm, or as may hereafter be specified by Microsoft.

Hortonworks & Microsoft Confidential

Exhibit G

Guidelines for the Use of Hortonworks Marks

TRADEMARK STANDARDS FOR USE

Use of any Hortonworks trademark must be in accordance with this policy. Hortonworks’ trademark policy attempts to balance two competing interests: Hortonworks’ need to ensure that its trademarks remain reliable indicators of the source and quality of Hortonworks’ products and services and Hortonworks’ desire to permit community members, software distributors and others that Hortonworks works with to discuss Hortonworks’ products and services and to accurately describe their affiliation with Hortonworks.

Underlying Hortonworks’ trademark policy is the general law of trademarks. Trademarks exist to help consumers identify, and organizations publicize, the source of products and services. Some organizations make better products than others; over time, consumers begin to associate those organizations (and their trademarks) with quality. When such organizations permit others to place their trademarks on goods of lesser quality, they find that customer trust evaporates quickly. This is the situation that Hortonworks seeks to avoid, especially since, when it comes to intangible products like software, trust is all consumers have to decide on.

Although Hortonworks’ trademark policy is composed of a number of specific rules, most reflect the overarching requirement that your use of Hortonworks’ trademarks be non-confusing and non-disparaging. By non-confusing, Hortonworks means that people should always know who they are dealing with, and where the software they are downloading came from. Websites and software that are not produced by Hortonworks should not imply, either directly or by omission that they are. By non-disparaging, we mean that, outside the bounds of fair use, you cannot use our trademarks as vehicles for defaming us or sullying our reputation. These basic requirements can serve as a guide as you work your way through the policy.

Ownership

The Hortonworks trademarks will remain the sole property of Hortonworks. All use and goodwill associated with the Hortonworks trademarks will inure to the benefit of Hortonworks.

Standards for Use

All uses of Hortonworks trademarks must conform to the following:

1. Prior to any use of any Hortonworks trademarks, you must submit the proposed use for Hortonworks’ prior written approval. Hortonworks may, in its sole discretion, approve or reject such use, and Hortonworks will notify you promptly of the approval or rejection.

2. You may use the Hortonworks trademarks only to identify and distinguish Hortonworks products and services. The Hortonworks trademarks may not be applied to products or services provided by anyone other than Hortonworks, except as authorized in writing by Hortonworks.

3. You may not combine any Hortonworks trademark with another word or hyphenate any Hortonworks trademark.

4. You may not abbreviate any Hortonworks trademark by leaving out one or more word portions of the trademark.

5. You may use the Hortonworks trademarks only as adjectives and never as nouns or verbs. You may not use any Hortonworks trademark in possessive form.

6. Hortonworks trademarks may only be used with the correct form of notice of registration. The correct notice to be used in association with trademarks depends on whether or not the mark is registered in the applicable jurisdiction. If it is not registered, the notice or the word “trademark” or the symbol “TM” or “SM” should be used in association with the trademark. If it is registered in the applicable jurisdiction, the ® should be used. These notices should be placed adjacent to the trademark and be given on all advertising materials, and on product labeling, computer screens, and other uses. Where a trademark is used more than once in a single display, the notice should be placed at the first or most prominent use of the trademark.

7. The following notice should appear in the document in which the Hortonworks trademark is used: “[TRADEMARK] is a trademark of Hortonworks, Inc.”

8. When you use a Hortonworks trademark in a non-stylized form, such as in the body of text of an advertisement, it must be set apart and distinguished from the other words in the text. In order to do this, the trademark should be rendered in boldface type, italics, all capital letters, set in quotation marks or underlined.

9. Each representation of a Hortonworks trademark should be consistent, undistorted, and clear. The logo may not be used in a size so small that any design feature of the mark is lost. In general, this will mean that the logo must appear by itself, in a reasonable size, with reasonable spacing (at least the height of the logo) between each side of the logo and other graphic or textual element. The logo must appear in exactly the same spatial relationship as set forth in any graphic standards information provided by Hortonworks.

10. You may not use any Hortonworks trademark in any advertising or material in violation of any applicable law, ordinance or regulation of any country.

11. You may not use any Hortonworks trademark in a misleading in any way.

12. You may not use any Hortonworks trademark on or in connection with any defamatory, scandalous, pornographic or other objectionable materials of any sort.

13. You may not use any Hortonworks trademark to disparage Hortonworks or its products or services, or in a manner which, in Hortonworks’ reasonable judgment, may diminish or otherwise damage Hortonworks’ goodwill in the logos, trade names, or trademarks.

14. You may not take any action that would in any way tarnish or dilute the value of the Hortonworks trademarks.

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15. You may not adopt, use or attempt to register with any agency in any jurisdiction the trademark “Hortonworks” or any trademark, trade name, service mark, logo or domain name consisting of, in whole or in part, the word “Hortonworks” or any marks confusingly similar to any Hortonworks trademark.

16. If you become aware of any infringement, actual or suspected, or any other unauthorized use of any Hortonworks trademark, you will promptly give notice to Hortonworks in writing, specifying the particulars of the unauthorized use.

17. You agree not to attack the title or any rights of Hortonworks in and to Hortonworks’ trademarks or attack the validity of the Hortonworks’ trademarks.

18. If, at any time, Hortonworks objects to your improper use of any Hortonworks trademark, you agree to take such steps as may be necessary to resolve Hortonworks’ objections.

Services Related to Hortonworks Software

If you offer services related to Hortonworks software, you may use Hortonworks’ trademarks in describing and advertising your services, so long as you don’t violate these overall guidelines for the use of Hortonworks’ trademarks or do anything that might mislead customers into thinking that Hortonworks has any direct relationship with your organization, without Hortonworks’ prior written consent. For example, it is OK if your website says, “Services for the Hortonworks products.” It’s not OK, though, if it says, “Hortonworks training services sold here,” since the first suggests that Hortonworks is related to your business, and the second is confusing as to who, you or Hortonworks, is performing the training. When in doubt, err on the side of providing more, rather than less, explanation and information.

Domain Names

If you want to include all or part of a Hortonworks trademark in a domain name, you must first receive written permission from Hortonworks. People naturally associate domain names with organizations whose names sound similar. Almost any use of a Hortonworks trademark in a domain name is likely to confuse consumers, thus running afoul of the overarching requirement that any use of a Hortonworks trademark be non-confusing.

Questions

Hortonworks has tried to make its trademark policy as comprehensive as possible. If you’re considering a use of a Hortonworks trademark that is not covered by the policy, and you are unsure whether that use would run afoul of Hortonworks’ guidelines, please contact Hortonworks at marketing@Hortonworks.com.

Hortonworks & Microsoft Confidential